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                                   FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                             Amerityre Corporation
               ------------------------------------------------
               (Name of Registrant as specified in its charter)

               Nevada                                87-0535207
----------------------------------------  ------------------------------------
(State of incorporation or organization)  (I.R.S. Employer Identification No.)


                705 Yucca Street, Boulder City, Nevada 89005
                --------------------------------------------
                  (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                      Name of each exchange on which
   to be so registered                      each class is to be registered
 -----------------------                    ------------------------------
        None                                           None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:

                                  33-94318-C
                                  ----------

     Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock, $0.001 par value
                        ------------------------------
                               (Title of class)


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     ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock

     The Company is authorized to issue 25,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"). The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

     The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.


                          ITEM 2. EXHIBITS

I. The following exhibits required in accordance with Part I to the Instructions as to Exhibits on Form 8-A have been included as exhibits to this Registration Statement:

         SEC
Exhibit  Reference
No.      No.        Title of Document                          Location
-------  ---------  -----------------                          --------
 3.01    3          Articles of Incorporation and Amendments   This filing

 3.02    3          Bylaws                                     This filing

 4.01    4          Specimen Stock Certificate                 This filing



II. Not Applicable.

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                               SIGNATURE

Pursuant to the requirements fo Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       AMERITYRE CORPORATION

Date: October 28, 2002                 By /S/Richard A. Steinke
                                       Chairman of the Board of Directors
                                       and Chief Executive Officer